Exhibit (a)(1)(F)

CENTRAL PACIFIC FINANCIAL CORP.

OFFER TO PURCHASE FOR CASH

OF UP TO $68,800,000 IN VALUE OF SHARES OF ITS COMMON STOCK

(INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

AT A PURCHASE PRICE NOT GREATER THAN $21.00 PER SHARE

NOR LESS THAN $18.50 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 21, 2014, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”). IF YOU WISH TO TENDER YOUR SHARES, THE DEPOSITARY MUST RECEIVE YOUR INSTRUCTION FORM NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON MARCH 17, 2014, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN.

February 21, 2014

To Participants in the Central Pacific Bank 401(k) Retirement Savings Plan:

You are being sent these materials because your account in the Central Pacific Bank 401(k) Retirement Savings Plan (the “401(k) Plan”) includes an investment in the Central Pacific Financial Corp. Stock Fund, a unitized stock fund offered in the Plan (the “401(k) Company Stock Fund” or the “Fund”).

Central Pacific Financial Corp. (the “Company” or “Central Pacific”) has commenced a tender offer (the “Offer”) to purchase up to $68,800,000 of its common stock, no par value per share (the “Shares”). Under the Offer, which is structured as a modified “Dutch action,” shareholders, including yourself, may tender all or a portion of their Shares at a price between $18.50 and $21.00 per Share, in increments of $0.10 per Share.

You should review this letter, including the attached question and answers and Instruction Form, in connection with your decision to tender any Shares allocable to the units you hold in the 401(k) Company Stock Fund. The 401(k) Company Stock Fund is what is known as a “unitized” stock fund.  A unitized stock fund consists primarily of Shares of Company stock plus an amount of cash (or cash equivalents) intended to provide for liquidity within the Fund. If you direct that a portion of your 401(k) Plan account be invested in the 401(k) Company Stock Fund, your Plan account is credited with units that represent your interest in the Fund, and not in actual shares of Common Stock.

The Trustee of the 401(k) Plan is Vanguard Fiduciary Trust Company (the “Trustee”).  The Trustee will determine the actual number of Shares that are allocable to your units in the 401(k) Company Stock Fund.  You and other 401(k) Plan participants who have invested plan contributions in the 401(k) Company Stock Fund may elect to tender all or a portion of your 401(k) Company Stock Fund in the Offer by sending your election to the Wells Fargo Bank, N.A. (the “Depositary”).  The Depositary will inform the Trustee of the aggregate amount of the 401(k) Stock Fund interests the plan participants have decided to tender.  The Trustee will determine how many Shares are allocable to those interests to determine how many Shares held in the 401(k) Company Stock Fund will be tendered into the Offering.  If you do not provide timely tender instructions or if your tender instructions are incomplete, the Trustee will treat this as an instruction NOT to tender Shares allocable to your 401(k) Company Stock Fund.

You may confirm your 401(k) Company Stock Fund balance by logging into your 401(k) account at Vanguard.com or by calling the Trustee at (800) 523-1188.

If you own Shares outside of your 401(k) Plan (such as in a brokerage account), you will receive separate instructions regarding how to tender those Shares.

In the event that you tender Shares allocable to units you hold in the 401(k) Company Stock Fund pursuant to the Offer, you will be unable to make transactions in those Shares during the period between 5 p.m. New York City time on March 17, 2014 and the expiration of the guaranteed delivery period which is expected to occur during the week of March 23, 2014.

This is to allow sufficient time for the Depositary to process the tender and any applicable proration of the Shares allocable to units you hold in the 401(k) Company Stock Fund into the Offer.

Prior to making any decision to tender your Shares allocable to units you hold in the 401(k) Company Stock Fund, you should carefully read the enclosed Offer to Purchase and related Letter of Transmittal because they contain important information with respect to the Offer.

None of Central Pacific or any of its Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares allocable to units you hold in the 401(k) Company Stock Fund. If you do elect to tender Shares allocable to units you hold in the 401(k) Plan and such Shares are accepted in the Offer, any proceeds received in respect of such Shares will be invested in the applicable default Target Retirement Fund under the Plan and will remain in the Plan; provided, however, that you may elect to redirect the proceeds to any other investment fund under the Plan that is open for new investments at any time once the proceeds have been allocated to your account under the Plan.

Questions and Answers

Q. Why am I receiving these materials?

A. You are receiving these materials because your account in the Central Pacific Bank 401(k) Retirement Savings Plan (the “401(k) Plan”) includes an investment in the 401(k) Company Stock Fund.

Central Pacific has commenced the Offer to purchase up to $68,800,000 of its common stock, no par value per share (the “Shares”).  Because of your investment in the 401(k) Company Stock Fund, you have a right to tender all or a portion of the Shares allocable to units you hold in the 401(k) Company Stock Fund (“your Shares” or “my Shares”) pursuant to the Offer.

Q: Am I required to tender my Shares pursuant to the Offer?

A. No, you are not required to tender your Shares.  If you do not wish to tender your Shares, no action is required on your part. You should not complete and submit the attached Instruction Form unless you wish to tender your Shares.

Q: What do I need to do to tender my Shares pursuant to the Offer?

A. In order to tender your Shares, you must complete the attached Instruction Form, which you received from D.F. King & Co., Inc. (the Information Agent for the Offering) and return it to the Depositary.  The Depositary must receive your Instruction Form no later than 5:00 p.m., New York City time, on March 17, 2014, unless the Offer is extended or withdrawn.  The Depositary will then inform the Trustee of what portion of the 401(k) Company Stock Fund plan participants have elected to tender and the Trustee will determine the number of Shares allocable to that portion and will cause those Shares to be tendered.  Please note that this deadline is four business days before the current expiration date for the Offer in order to allow the Depositary and the Trustee sufficient time to process the tender of your Shares.  Each shareholder’s decision to tender, or not tender, Shares pursuant to the Offer is an individual decision based on the shareholder’s specific facts and circumstances.

Q: If I decide to tender my Shares, do I need to tender all of them?

A. No, you are not required to tender all of your Shares. You can tender a portion of your Shares held in the 401(k) Plan by indicating on page 1 of the enclosed Instruction Form the percentage of Shares held on your behalf that you wish to tender.

Q: Has Central Pacific’s Board of Directors made a recommendation with respect to the Offer?

A. No, while Central Pacific’s Board of Directors has approved the Offer, it is not making any recommendation to shareholders regarding whether or not to tender their Shares pursuant to the Offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender.

Q: Are Central Pacific’s Directors and Executive Officers tendering Shares pursuant to the Offer?

A.  One of our directors, Colbert Matsumoto, has advised us that, although no final decision has been made, Island Insurance Foundation, an entity affiliated with him currently intends to tender Shares in the Offer. None of our other directors or executive officers have expressed an intention to participate in the Offer.

Q: Have other shareholders agreed to sell Shares to Central Pacific?

A: On February 20, 2014, the Company entered into repurchase agreements (the “Repurchase Agreements”) with each of Carlyle Financial Services Harbor, L.P. (“Carlyle”) and ACMO-CPF, L.L.C. (“Anchorage” and together with Carlyle, the “Lead Investors”), each of whom is the owner of 9,463,095 Shares (representing 22.5% of the outstanding Shares or 44.9% in the aggregate), pursuant to which the Company agreed to purchase up to $28,100,000 of Shares from each of the Lead Investors (or an aggregate of $56,200,000 of Shares) at the Purchase Price (the “Share Repurchases”). The Share Repurchases are scheduled to close on the eleventh business day following the expiration of the Offer. To the extent that the Offer is not fully subscribed, the $28,100,000 of Shares to be repurchased under the Repurchase Agreements will be proportionately reduced.  In addition, each Lead Investor may tender additional Shares in the Offer, although neither Lead Investor has indicated to what extent such Lead Investor intends to do so.  The Share Repurchases contemplated by the Repurchase Agreements are conditioned upon, among other matters, the Company purchasing Shares in the Offer in accordance with the Offer to Purchase.

Q: What is the purchase price at which Central Pacific will purchase Shares pursuant to the Offer?

A: Shareholders are able to tender their Shares prices between $18.50 and $21.00 per Share, in $0.10 increments.  When the Offer expires, Central Pacific will select the lowest price within the range enabling it to purchase up to $68,800,000 of Shares and all Shares purchased will be purchased at the same price.  Each shareholder’s decision regarding whether to tender their Shares, and the price or prices at which they may choose to tender, is an individual decision based on the shareholder’s specific facts and circumstances. Only you can make a decision regarding tendering your Shares and the price or prices at which any Shares are tendered.

Q: Will all of my Shares that I tender be purchased pursuant to the Offer?

A: Not necessarily.  In the event that the Offer is oversubscribed, Central Pacific will purchase Shares based on the priority described in the Offer to Purchase.  All of your Shares that are not purchased in the Offer will remain in your 401(k) account, invested in the 401(k) Company Stock Fund.

Q: What is a purchase price tender?

A: If you tender your Shares pursuant to a purchase price tender, you will be deemed to have tendered your Shares at the minimum purchase price of $18.50 per Share. In the event that the purchase price is determined to be more than $18.50 per Share, you will receive such higher purchase price for your Shares.  If you wish to tender your Shares pursuant to a purchase price tender, you should check the appropriate box on the attached Instruction Form and send it to the Depositary at the address listed on the Instruction Form.  See Section 1 of the Offer to Purchase.

Q: What is an auction price tender?

A: If you wish to tender your Shares at a specific price, you can do so by checking the appropriate box on the Instruction Form.  If you tender your Shares pursuant to an auction price tender and the purchase price is determined to be a price lower than the price at which you tender your Shares, then your Shares will not be purchased pursuant to the Offer and your Shares will remain in your 401(k) account, invested in the 401(k) Company Stock Fund. See Section 1 of the Offer to Purchase.

Q: What happens if I tender all or a portion of my Shares and they are not purchased pursuant to the Offer?

A: If you tender Shares and they are not purchased pursuant to the Offer, your Shares will remain in your 401(k) account, invested in the 401(k) Company Stock Fund.

Q: What is a conditional tender?

A: In the event that more Shares are tendered than Central Pacific is offering to purchase, shareholders can elect to tender their Shares on a conditional basis.  If a shareholder makes a conditional tender, then Central Pacific will either accept all of such shareholder’s Shares for payment or will not accept any of such shareholder’s Shares for payment.  If you wish to tender your Shares on a conditional basis, please check the appropriate box on page 4 of the enclosed Instruction Form.  See Section 6 of the Offer to Purchase.

Q: What is proration?

A: In the event that more Shares are tendered than Central Pacific is offering to purchase, Central Pacific will not purchase all Shares that are eligible to be purchased.  The process by which Central Pacific will select the Shares to be tendered is explained in the Offer to Purchase, under Section 1 under the subheading “Priority of Purchases.”

Q:  What are the tax consequences if I tender my Shares?

A:  While 401(k) Plan participants will not recognize any immediate tax gain or loss as a result of the Offer, the tax treatment of future withdrawals or distributions from the 401(k) Plan may be adversely impacted by a tender and sale of Shares that are part of the 401(k) Company Stock.  Specifically, under current federal income tax rules, if you receive from the 401(k) Plan a lump sum distribution that includes Shares that have increased in value while they were held by the 401(k) Plan, you may have, under certain circumstances, the option of deferring the payment of taxes on this increase in value until you sell the Shares.  This increase in value is referred to as “net unrealized appreciation.”  When the Shares are sold, any gain up to the amount of the untaxed net unrealized appreciation will be taxed as long-term capital gain.  If Shares credited to the 401(k) Company Stock Fund are purchased by the Company in the Offer, you will no longer be able to take advantage of this tax benefit on these Shares.

Q:  Will my election to tender my Shares be confidential?

A:  To assure the confidentiality of your decision, the Depositary will tabulate the Instruction Forms received from 401(k) Plan participants and return aggregate results to the Trustee.  Neither the Trustee nor the Depositary, nor their respective affiliates or agents will make your individual direction available to the Company.

Q:  Are there any Limitations on the Trustee following my Direction to Tender my Shares?

A:  The attached Instruction Form allows you to specify the percentage of the Shares allocable to units you hold in the 401(k) Company Stock Fund that you wish to tender and the price or prices at which you want to tender those Shares.  The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which governs the 401(k) Plan, prohibits the sale of shares to the Company for less than “adequate consideration,” which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange.  The Plan Administrator for the 401(k) Plan will determine “adequate consideration,” based on the prevailing or closing market price of the Shares defined as the last-sale-eligible-trade reported to the New York Stock Exchange prior to 4:00:02 p.m. New York City time, on March 19, 2014 (the “prevailing market price”).  Accordingly, depending on the prevailing market price of the Shares on such date, the Trustee, at the direction of the Plan Administrator, may be unable to follow your directions to tender your Shares to the Company at certain prices within the offered range.  The Trustee will tender or not tender Shares allocable to units you hold in the 401(k) Company Stock Fund as follows:

•                  If the prevailing market price on March 19, 2014 is greater than the maximum tender price offered by the Company in the Offer ($21.00 per Share), notwithstanding your direction to tender your Shares, no Shares in the 401(k) Plan will be tendered and therefore your Shares will not be tendered.

•                  If the prevailing market price is lower than the price at which you direct your Shares to be tendered, the Trustee will follow your direction, both as to percentage of your Shares to be tendered and as to the price at which such Shares are tendered.

•                  If the prevailing market price is within the range of $18.50 to $21.00, the Trustee will follow your direction regarding the percentage of your Shares to be tendered, but only with respect to your Shares which were tendered at a price equal to or greater than the prevailing market price.

Q: Who should I contact if I have additional questions about the Offer?

A: D.F. King & Co. Inc. is acting as the Information Agent for the Offer. If you have any additional questions about the Offer, please contact D.F. King & Co. Inc. at (800) 659-6590.

If you wish to have us tender any or all of your Shares, please instruct us by completing, executing, detaching and returning the attached Instruction Form.  An envelope to return your Instruction Form to the Depositary is enclosed.  If you authorize us to tender your Shares, all such Shares will be tendered unless otherwise indicated on the attached Instruction Form.

If you elect to tender all or a portion of your Shares, please forward your Instruction Form to the Depositary (at the address listed on the Instruction Form) as soon as possible to allow the Depositary and the Trustee ample time to tender your Shares on your behalf prior to the expiration of the Offer.

The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Shares residing in any jurisdiction within the United States in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction. Central Pacific Corp. may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Central Pacific Financial Corp. by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Central Pacific Financial Corp.

INSTRUCTION FORM

With Respect to the Offer By

CENTRAL PACIFIC FINANCIAL CORP.

to Purchase for Cash of up to $68,800,000 in Value of Shares of its Common Stock, No Par Value Per Share,
(including the associated preferred share purchase rights)
at a Purchase Price Not Greater Than $21.00 Per Share Nor Less Than $18.50 Per Share

The undersigned acknowledge(s) receipt of the instruction letter and the enclosed Offer to Purchase, dated February 21, 2014, and the related Letter of Transmittal (which together, as they may be supplemented or amended from time to time, constitute the “Offer”) in connection with the Offer by Central Pacific Financial Corp., a Hawaii corporation (“Central Pacific” or the “Company”), to purchase for cash up to $68,800,000 in value of shares of its common stock, no par value per share (the “Shares”), together with the associated rights (the “Rights”) to purchase the Junior Participating Preferred Stock, Series C, issued pursuant to the Tax Benefits Preservation Plan, dated as of November 23, 2010 (as amended, the “Tax Benefits Preservation Plan”), between the Company and Wells Fargo Bank, National Association, as rights agent, at a price not greater than $21.00 nor less than $18.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. Unless the context requires otherwise, all references to Shares shall refer to the shares of common stock, no par value per share, of Central Pacific, including the Rights issued pursuant to the Tax Benefits Preservation Plan.

This Instruction Form will instruct Vanguard Fiduciary Trust Company to tender to Central Pacific the percentage of Shares indicated below or, if no percentage is indicated below, all Shares which are held by the Trustee and for the account of the undersigned will be tendered, upon the terms and subject to the conditions set forth in the Offer.

I wish to have the Trustee tender                % of the Shares allocable to my interest in the 401(k) Company Stock Fund of the Central Pacific Bank 401(k) Retirement Savings Plan (please enter the applicable percentage—not to exceed 100%).

Unless otherwise indicated above by filling in a percentage less than 100%, if you send this Instruction Form to the Depositary, it will be assumed that all Shares allocable to your units in the 401(k) Company Stock Fund are to be tendered.

The Depositary for the Offer is:

Wells Fargo Bank, N.A.

By Mail:	By Hand or Overnight Courier
Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, MN 55164-0854	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120

DELIVERY OF THIS INSTRUCTION FORM TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

You must sign this Instruction Form in the appropriate space provided therefor below.  The instructions set forth in this Instruction Form should be read carefully before you tender any of your Shares into the Offer.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

(See Instruction 5 of the Letter of Transmittal)

THE UNDERSIGNED IS TENDERING SHARES AS FOLLOWS (CHECK ONLY ONE BOX UNDER (1) OR (2) BELOW):

1.                                      SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER

By checking the box below INSTEAD OF ONE OF THE BOXES UNDER “Shares Tendered At Price Determined By Shareholder,” the undersigned hereby tenders Shares at the purchase price as shall be determined by Central Pacific in accordance with the terms of the Offer.

☐                                    The undersigned wants to maximize the chance that Central Pacific will accept for payment all of the Shares the undersigned is tendering (subject to the possibility of proration).  Accordingly, by checking this box instead of one of the price boxes below, the undersigned hereby tenders Shares at, and is willing to accept, the purchase price determined by Central Pacific in accordance with the terms of the Offer. The undersigned understands that this action will result in the undersigned’s Shares being deemed to be tendered at the minimum price of $18.50 per Share for purposes of determining the Purchase Price. This may effectively lower the Purchase Price and could result in the undersigned receiving a per Share price as low as $18.50.

2.                                      SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER

By checking ONE of the following boxes INSTEAD OF THE BOX UNDER “Shares Tendered At Price Determined Under The Offer,” the undersigned hereby tenders Shares at the price checked.  The undersigned understands that this action could result in Central Pacific purchasing none of the Shares tendered hereby if the purchase price determined by Central Pacific for the Shares is less than the price checked below.

☐	$21.00	☐	$20.90	☐	$20.80	☐	$20.70	☐	$20.60
☐	$20.50	☐	$20.40	☐	$20.30	☐	$20.20	☐	$20.10
☐	$20.00	☐	$19.90	☐	$19.80	☐	$19.70	☐	$19.60
☐	$19.50	☐	$19.40	☐	$19.30	☐	$19.20	☐	$19.10
☐	$19.00	☐	$18.90	☐	$18.80	☐	$18.70	☐	$18.60
☐	$18.50

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, THERE IS NO VALID TENDER

A SHAREHOLDER DESIRING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH PRICE AT WHICH SHARES ARE TENDERED. THE SAME SHARES CANNOT BE TENDERED, UNLESS PREVIOUSLY PROPERLY WITHDRAWN AS PROVIDED IN SECTION 4 OF THE OFFER TO PURCHASE, AT MORE THAN ONE PRICE.

2

CONDITIONAL TENDER

(See Instruction 13 of the Letter of Transmittal)

A tendering shareholder may condition his or her tender of Shares upon Central Pacific purchasing a specified minimum percentage of the Shares tendered, as described in Section 6 of the Offer to Purchase.  Unless at least the minimum percentage of Shares you indicate below is purchased by Central Pacific pursuant to the terms of the Offer, none of the Shares tendered by you will be purchased.  Each shareholder is urged to consult with his or her own financial tax advisor with respect to the advisability of making a conditional offer before completing this section.  No assurances can be provided that a conditional tender will achieve the intended United States federal income tax result for any shareholder tendering Shares. Unless this box has been checked and a minimum specified, your tender will be deemed unconditional.

☐                                    The minimum percentage of Shares that must be purchased from me, if any Shares are purchased from me, is:         %.

If, because of proration, the minimum number of Shares designated will not be purchased, Central Pacific may accept conditional tenders by random lot, if necessary.  However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his or her Shares and checked this box:

☐                                    The tendered Shares represent all Shares held by the undersigned.

SIGN HERE

Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date:

3